Exhibit 99.2

Other Statistical Data

The following table sets forth the contractual maturity (based on final payment date) and interest rate sensitivity (based on next repricing date) of People’s United Financial’s construction loans and commercial loans:

As of December 31, 2007 (in millions)	One Year or Less	After One Year Through Five Years	After Five Years	Total
Contractual maturity:
Construction loans:
Residential mortgage	$95.9	$—	$—	$95.9
Commercial real estate	232.3	293.2	81.7	607.2
Commercial loans	408.1	1,334.0	858.1	2,600.2

Total	$736.3	$1,627.2	$939.8	$3,303.3

Interest rate sensitivity:
Predetermined rates	$56.2	$705.1	$548.4	$1,309.7
Variable rates	680.1	922.1	391.4	1,993.6

Total	$736.3	$1,627.2	$939.8	$3,303.3

The following table sets forth information concerning People’s United Financial’s borrowings:

As of and for the years ended December 31 (dollars in millions)	2007	2006	2005
Federal funds purchased:
Balance at year end	$—	$4.1	$269.9
Average outstanding during the year	3.3	158.2	250.5
Maximum outstanding at any month end	9.7	277.9	302.2
Average interest rate during the year	5.22%	4.78%	3.19%
Weighted average interest rate at year end	—	5.15	3.94

Repurchase agreements:
Balance at year end	$—	$—	$—
Average outstanding during the year	—	—	1.7
Maximum outstanding at any month end	—	—	—
Average interest rate during the year	—%	—%	2.41%
Weighted average interest rate at year end	—	—	—